Item 77I: Terms of New or Amended Securities

Effective April 18, 2007, the Board of Trustees of RS Investment Trust established a new class of shares, Class C shares, for RS Emerging
Growth Fund, RS Growth Fund, The Information Age Fund, RS MidCap Opportunities Fund, RS Select Growth Fund, RS Smaller Company Growth
Fund, RS Global Natural Resources Fund, RS Investors Fund, and RS
Value Fund. The shares were first issued on May 1, 2007. Please refer to the 497 Definitive Materials filing filed with the U.S. Securities and Exchange Commission on May 2, 2007, (SEC Accession No. 0001104659-07-034893), with respect to RS Investment Trust (No. 811-05159).

Effective November 6, 2006, the Board of Trustees of RS Investment Trust established a new class of shares, Class Y shares, for RS Emerging Growth Fund, RS Growth Fund, The Information Age Fund, RS MidCap Opportunities Fund, RS Smaller Company Growth Fund, RS Global Natural Resources Fund, RS Investors Fund, RS Value Fund, RS Core Equity Fund, and RS Small Cap Core Equity Fund. The shares were first issued on May 1, 2007. Please refer to the 497 Definitive Materials filing filed with the U.S. Securities and Exchange Commission on April 10, 2007, (SEC Accession
No. 0001104659-07-027380), with respect to RS Investment Trust
(No. 811-05159).